Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000
The Sherwin-Williams Company Reports 2023 Third Quarter Financial Results
CLEVELAND, October 24, 2023 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2023. All comparisons are to the third quarter of the prior year, unless otherwise noted.

SUMMARY
•Consolidated net sales increased 1.1% in the quarter to $6.12 billion
◦Net sales from stores in the U.S. and Canada open more than twelve calendar months increased 3.0% in the quarter
•Diluted net income per share increased 12.6% to $2.95 per share in the quarter compared to $2.62 per share in the third quarter 2022
◦Adjusted diluted net income per share increased 13.1% to $3.20 per share in the quarter compared to $2.83 per share in the third quarter 2022
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter increased 12.6% to $1.27 billion, or 20.7% of net sales
•Generated net operating cash of $2.60 billion, or 14.6% of net sales, during the first nine months of 2023
•Increasing full year 2023 diluted net income per share guidance to a range of $9.21 to $9.41 per share, including acquisition-related amortization expense of $0.80 per share and restructuring-related net expense of $0.09 per share
◦Increasing full year 2023 adjusted diluted net income per share guidance to a range of $10.10 to $10.30 per share

CEO REMARKS
“Sherwin-Williams delivered strong third quarter results in an environment where demand remained highly variable by end market and region, and against a challenging prior year comparison,” said Chairman and Chief Executive Officer, John G. Morikis. “Consolidated net sales were within our guidance range, and consolidated gross margin of 47.7% expanded significantly both sequentially and year-over-year driven by pricing discipline and moderating raw material costs. As we previously indicated, we have deliberately chosen to continue investing at this time in multiple growth initiatives and solutions for our customers, which is reflected in higher SG&A costs in the quarter compared to a year ago. While we executed on these initiatives, we continued to create shareholder value as adjusted diluted net income per share and EBITDA grew by double digit percentages, and we returned $566 million to our shareholders through dividends and share repurchases during the quarter.
“From a segment perspective, sales growth in Paint Stores Group was led by protective and marine and commercial, with residential repaint and property maintenance also delivering growth. As expected, sales in new residential softened due to slowing completions, though we are confident in continuing share gains. Segment margin expanded, and we opened 16 new paint stores in the quarter. The sales decrease in our Consumer Brands Group was largely the result of the divestiture of the China architectural business and softer demand in North America, as the DIY consumer remained under pressure. Conversely, the Group’s sales in Latin America and Europe increased by double digit percentages. In the Performance Coatings Group, the Industrial Wood and Automotive Refinish businesses delivered growth. Sales decreased in our General Industrial and Coil businesses and varied widely by region. As expected, industry-wide destocking continued to impact our Packaging business. Segment margin improved given pricing discipline and moderating costs.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Net sales	$6,116.7	$6,047.4	$69.3	1.1%
Income before income taxes	$1,009.0	$877.2	$131.8	15.0%
As a % of sales	16.5%	14.5%
Net income per share - diluted	$2.95	$2.62	$0.33	12.6%
Adjusted net income per share - diluted	$3.20	$2.83	$0.37	13.1%
Consolidated net sales increased primarily due to selling price increases in all segments, which impacted sales by a low-single digit percentage, and modest net benefit from acquisitions and divestitures and favorable currency translation rate changes. This growth was mostly offset by a low-single digit volume decrease primarily driven by the Consumer Brands and Performance Coatings Groups.
Income before income taxes increased primarily due to benefits from selling price increases in all segments and moderating raw material costs. These factors were partially offset by lower fixed cost absorption in Consumer Brands due to lower production volumes, lower sales volumes in the Consumer Brands and Performance Coatings Groups, continued investments in long-term growth strategies and higher employee-related expense. Increased costs within the Administrative Segment, including environmental expense and asset disposals, also reduced Income before income taxes.
Diluted net income per share included a charge of $0.19 per share for acquisition-related amortization expense and a charge of $0.06 per share related to discrete income tax expense associated with the divestiture of the China architectural business.

THIRD QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Net sales	$3,537.1	$3,414.0	$123.1	3.6%
Same-store sales (1)	3.0%	20.7%
Segment profit	$917.5	$741.3	$176.2	23.8%
Reported segment margin	25.9%	21.7%
(1)    Same-store sales represents net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to benefits from selling price increases, which impacted sales by a low-single digit percentage. Sales volume was approximately flat year-over-year, driven by higher pro architectural sales volume, excluding new residential volume which decreased by a high-single digit percentage. PSG segment profit increased due primarily to selling price increases and moderating raw material costs, partially offset by continued investments in long-term growth strategies and higher employee-related costs.

Consumer Brands Group (CBG)

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Net sales	$854.8	$890.6	$(35.8)	(4.0)%
Segment profit	$101.6	$117.7	$(16.1)	(13.7)%
Reported segment margin	11.9%	13.2%
Adjusted segment profit (1)	$117.6	$136.6	$(19.0)	(13.9)%
Adjusted segment margin	13.8%	15.3%
(1)    Adjusted segment profit equals Segment profit excluding the impact of acquisition-related amortization expense. Acquisition-related amortization expense was $16.0 million and $18.9 million in the third quarter of 2023 and 2022, respectively.
Net sales in CBG decreased primarily due to the divestiture of the China architectural business, which reduced sales by approximately 3.0% in the quarter. Mid-single digit volume declines were partially offset by selling price increases, which impacted sales by a mid-single digit percentage. Lower sales volume growth in North America and Asia were partially offset by higher sales volume growth in Latin America and Europe. CBG segment profit decreased primarily due to lower sales volume and lower fixed cost absorption due to lower production volumes. This was partially offset by benefits from selling price increases and moderating raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 190 basis points in the third quarter of 2023, compared to 210 basis points in the third quarter of 2022.

Performance Coatings Group (PCG)

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Net sales	$1,724.2	$1,741.7	$(17.5)	(1.0)%
Segment profit	$279.7	$236.3	$43.4	18.4%
Reported segment margin	16.2%	13.6%
Adjusted segment profit (1)	$329.4	$286.0	$43.4	15.2%
Adjusted segment margin	19.1%	16.4%
(1)    Adjusted segment profit equals Segment profit excluding the impact of acquisition-related amortization expense. Acquisition-related amortization expense was $49.7 million in the third quarter of both 2023 and 2022.
Net sales in PCG decreased primarily due to high-single digit volume declines, partially offset by selling price increases, which increased net sales by a low-single digit percentage. Incremental sales from acquisitions increased net sales by 3.1% in the quarter, while currency translation rate changes added 1.9% to net sales. PCG segment profit increased primarily as a result of moderating raw material costs and selling price increases, partially offset by lower sales volume and increases in selling costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 290 basis points in the third quarter of 2023, compared to 280 basis points in the third quarter of 2022.

LIQUIDITY AND CASH FLOW
The Company generated $2.60 billion in net operating cash during the first nine months of 2023, an increase of 103% compared to the same period in 2022, primarily as a result of higher profit and reduced working capital requirements. This strong cash generation allowed the Company to return cash of $1.41 billion to our shareholders in the form of dividends and repurchases of 3.8 million shares of its common stock during the first nine months of 2023. At September 30, 2023, the Company had remaining authorization to purchase 41.4 million shares of its common stock through open market purchases.

2023 GUIDANCE

	Fourth Quarter	Full Year
	2023	2023
Net sales	Up or down low-single digit %	Up low-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$9.21	-	$9.41
Adjusted diluted net income per share (1)		$10.10	-	$10.30
(1)    Excludes $0.80 per share of acquisition-related amortization expense and $0.09 per share of restructuring-related net expense.

“Given our strong third quarter results, we are increasing our earnings guidance for the full year,” said Mr. Morikis. “Our fourth quarter is a seasonally smaller one, and we continue to expect choppiness by region and end market. More importantly, we continue to see opportunity amid uncertainty, and our businesses are well-positioned. We remain confident in our proven strategy and our differentiated customer-focused product and service solutions, and we expect to continue to outgrow the market.
“Looking at our specific guidance, we expect 2023 fourth quarter consolidated net sales growth to be up or down a low-single digit percentage compared to the fourth quarter of 2022. For the full year 2023, we are increasing net income per share guidance. We now expect our full year diluted net income per share to be in the range of $9.21 to $9.41 per share, versus our prior guidance of $8.46 to $8.86 per share. This includes acquisition-related amortization expense of $0.80 per share and net expense related to the Restructuring Plan of $0.09 per share. Full year 2023 adjusted diluted net income per share is now expected to be in the range of $10.10 to $10.30 per share, compared to our prior guidance of $9.30 to $9.70 per share and $8.73 per share in 2022.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2023, at 11:00 a.m. EDT on Tuesday, October 24, 2023. Participating on the call will be Chairman and Chief Executive Officer, John Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q3 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "target," "potential," "seek," "intend," "aspire," “strive” or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and growth in the coatings industry; changes in general economic conditions; changes in raw material and energy supplies and pricing; disruptions in the supply chain; adverse weather conditions or natural disasters, including those that may be related to climate change or otherwise; losses of or changes in the Company’s relationships with customers and suppliers; competitive factors; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; the Company’s ability to achieve expected benefits of restructuring and productivity initiatives; public health crises; damages to our business, reputation, image or brands due to negative publicity; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$6,116.7	$6,047.4	$17,799.7	$16,918.4
Cost of goods sold	3,200.5	3,458.0	9,590.3	9,827.1
Gross profit	2,916.2	2,589.4	8,209.4	7,091.3
Percent to net sales	47.7%	42.8%	46.1%	41.9%
Selling, general and administrative expenses	1,756.5	1,609.9	5,209.5	4,693.0
Percent to net sales	28.7%	26.6%	29.3%	27.7%
Other general expense (income) - net	61.9	(14.4)	39.9	(7.5)
Impairment	—	—	34.0	—
Interest expense	101.9	101.2	322.9	282.5
Interest income	(5.1)	(2.6)	(15.8)	(4.8)
Other (income) expense - net	(8.0)	18.1	(17.0)	49.9
Income before income taxes	1,009.0	877.2	2,635.9	2,078.2
Income taxes	247.5	192.1	603.3	444.4
Net income	$761.5	$685.1	$2,032.6	$1,633.8

Net income per common share:
Basic	$2.98	$2.66	$7.94	$6.33
Diluted	$2.95	$2.62	$7.85	$6.23

Weighted average shares outstanding:
Basic	255.1	257.7	255.9	258.2
Diluted	258.4	261.1	258.8	262.2

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2023		2022
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended September 30:
Paint Stores Group	$3,537.1	$917.5	$3,414.0	$741.3
Consumer Brands Group	854.8	101.6	890.6	117.7
Performance Coatings Group	1,724.2	279.7	1,741.7	236.3
Administrative	0.6	(289.8)	1.1	(218.1)
Consolidated totals	$6,116.7	$1,009.0	$6,047.4	$877.2

Nine Months Ended September 30:
Paint Stores Group	$9,894.9	$2,293.5	$9,086.3	$1,854.1
Consumer Brands Group	2,673.3	305.7	2,642.8	279.1
Performance Coatings Group	5,228.9	771.3	5,186.1	577.6
Administrative	2.6	(734.6)	3.2	(632.6)
Consolidated totals	$17,799.7	$2,635.9	$16,918.4	$2,078.2

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$503.4	$130.5
Accounts receivable, net	2,940.9	2,897.6
Inventories	2,244.3	2,547.8
Other current assets	510.2	541.3
Total current assets	6,198.8	6,117.2
Property, plant and equipment, net	2,580.6	2,041.2
Goodwill	7,412.3	7,318.2
Intangible assets	3,824.0	3,958.3
Operating lease right-of-use assets	1,874.7	1,853.0
Other assets	1,114.1	957.9
Total assets	$23,004.5	$22,245.8

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$338.6	$945.2
Accounts payable	2,424.8	2,808.4
Compensation and taxes withheld	768.3	650.6
Accrued taxes	379.8	205.3
Current portion of long-term debt	1,098.2	0.6
Current portion of operating lease liabilities	441.1	418.1
Other accruals	1,172.4	1,067.8
Total current liabilities	6,623.2	6,096.0
Long-term debt	8,499.2	9,588.9
Postretirement benefits other than pensions	139.3	256.5
Deferred income taxes	648.4	691.8
Long-term operating lease liabilities	1,502.9	1,492.4
Other long-term liabilities	1,811.5	1,522.4
Shareholders’ equity	3,780.0	2,597.8
Total liabilities and shareholders’ equity	$23,004.5	$22,245.8

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company's operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization expense and items related to the previously announced Restructuring Plan. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ending
	Three Months Ended			Nine Months Ended			December 31, 2023
	September 30, 2023			September 30, 2023			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$2.95			$7.85	$9.21	$9.41

Items Related to Restructuring Plan:
Severance and other			—	$0.06	$0.02	0.04
Impairment of assets related to China divestiture			—	0.13	0.08	0.05
Gain on divestiture of domestic aerosol business			—	(0.08)	(0.02)	(0.06)
Discrete income tax expense related to China divestiture (1)	$—	$(0.06)	0.06		(0.06)	0.06
Total	—	(0.06)	0.06	0.11	0.02	0.09	0.09	0.09

Acquisition-related amortization expense (2)	0.25	0.06	0.19	0.78	0.18	0.60	0.80	0.80

Adjusted diluted net income per share			$3.20			$8.54	$10.10	$10.30

	Three Months Ended			Nine Months Ended			Year Ended
	September 30, 2022			September 30, 2022			December 31, 2022
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$2.62			$6.23			$7.72

Restructuring expense:
Severance and other			—			—	$0.18	$0.03	0.15
Impairment			—			—	0.06	0.01	0.05
Total	—	—	—	—	—	—	0.24	0.04	0.20

Acquisition-related amortization expense (2)	$0.26	$0.05	0.21	$0.79	$0.18	0.61	1.06	0.25	0.81

Adjusted diluted net income per share			$2.83			$6.84			$8.73
(1)    The tax effect is calculated based on the statutory rate and the nature of the item.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included within Selling, general and administrative expenses.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments, such as items related to the previously announced Restructuring Plan. Management considers EBITDA and Adjusted EBITDA useful in understanding the operating performance of the Company. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to net income or net operating cash as an indicator of operating performance or as a measure of liquidity. The following tables reconcile net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2023	June 30, 2023	September 30, 2023	September 30, 2023
Net income	$477.4	$793.7	$761.5	$2,032.6
Interest expense	109.3	111.7	101.9	322.9
Income taxes	137.4	218.4	247.5	603.3
Depreciation	70.4	75.7	71.9	218.0
Amortization	83.7	83.0	83.5	250.2
EBITDA	$878.2	$1,282.5	$1,266.3	$3,427.0
Restructuring expense	0.9	8.7	—	9.6
Impairment of assets related to China divestiture	—	34.0	—	34.0
Gain on divestiture of domestic aerosol business	—	(20.1)	—	(20.1)
Adjusted EBITDA	$879.1	$1,305.1	$1,266.3	$3,450.5

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022
Net income	$370.8	$577.9	$685.1	$1,633.8
Interest expense	88.4	92.9	101.2	282.5
Income taxes	90.3	162.0	192.1	444.4
Depreciation	65.5	64.8	64.5	194.8
Amortization	78.0	78.5	81.3	237.8
EBITDA	$693.0	$976.1	$1,124.2	$2,793.3

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Depreciation	$71.9	$64.5	$218.0	$194.8
Capital expenditures	152.9	174.9	568.9	410.7
Cash dividends	155.6	155.8	468.4	462.9
Amortization of intangibles	83.5	81.3	250.2	237.8

Significant components of Other general expense (income) - net:
Provisions for environmental matters - net	$39.4	$6.4	$52.7	$11.1
(Gain) on divestiture of domestic aerosol business	—	—	(20.1)	—
Losses (gains) on sale or disposition of assets	12.7	(20.8)	(8.1)	(18.6)
Other (1)	9.8	—	15.4	—

Significant components of Other (income) expense - net:
Investment (gains) losses	$(0.5)	$1.1	$(19.2)	$16.0
Net expense from banking activities	3.1	3.1	10.9	9.0
Foreign currency transaction related losses	1.1	19.2	24.7	29.5
Other (1)	(11.7)	(5.3)	(33.4)	(4.6)

Store Count Data:
Paint Stores Group - net new stores	16	13	36	36
Paint Stores Group - total stores	4,660	4,585	4,660	4,585
Consumer Brands Group - net new stores	3	—	9	(4)
Consumer Brands Group - total stores	316	306	316	306
Performance Coatings Group - net new branches	(1)	—	1	1
Performance Coatings Group - total branches	318	283	318	283

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.